For Immediate Release

Contact:
Yongye International, Inc.	CCG Investor Relations
Ms. Kelly Wang	Mr. Athan Dounis
Finance Director – Capital Markets	Phone: +1-646-213-1916
Phone: +86-10-8231-9608	Email: athan.dounis@ccgir.com
E-mail: ir@yongyeintl.com

Ms. Wendy Xuan – Business Associate
Phone: +86-10-8232-8866 x 8827
E-mail: ir@yongyeintl.com

Yongye International Announces Agreement Regarding $50 Million
Equity Investment By Morgan Stanley Private Equity Asia

BEIJING, China, May 31, 2011- Yongye International, Inc. (NASDAQ: YONG), a leading agricultural nutrient company in China (“Yongye” or the “Company”), today announced that Morgan Stanley Private Equity Asia (“MSPE Asia”) has agreed to make a $50 million equity investment (the “Investment”) in Yongye.

Yongye intends to use the proceeds from this investment for capacity expansion, repayment of commercial bank debt, working capital, and general corporate purposes.

“We are pleased that MSPE Asia, one of the leading private equity investors in the region, has decided to make a significant investment in our company,” commented Mr. Zishen Wu, Chairman and Chief Executive Officer of Yongye International. “Yongye and MSPE Asia have structured a long-term cooperation based on our mutual belief in the strong prospects for our products and nationwide distribution network.  Specifically, we are providing multi-year profit commitments to MSPE Asia which, upon their achievement, results in up to a $15.00 per share conversion price for the convertible preferred stock we are issuing.  This investment will assist us in strengthening our balance sheet and positioning us to meet the growing demand for our Shengmingsu agricultural nutrient products.”

“After extensive due diligence, we believe Yongye to be an exceptional company that has built significant brand recognition in China's agriculture industry through its integrated marketing campaigns, distribution strategy and the benefits its Shengmingsu-branded products have brought to Chinese farmers,” stated Mr. Homer Sun, Managing Director of MSPE Asia.  “The Company's core products address an important need for farmers to enhance yield for crops planted on soil that has become degraded by decades of over-fertilization.  In addition to product efficacy, we are impressed by the Company's strategy and execution to develop an effective sales network directed at an underpenetrated segment of Chinese demand.  We look forward to being long-term shareholders and partners with Yongye and intend to provide our full support to Yongye with respect to operating strategies and the capital markets.”

In connection with this transaction, Mr. Sun is joining the Company’s board of directors.

Mr. Wu added, “I would like to welcome Mr. Sun to our board of directors.  He has significant experience adding value as a board member of numerous leading Chinese companies as well as strong expertise in the capital markets and mergers and acquisitions.   I believe he will be a valuable addition to our board and we welcome his contributions.”

The transaction is expected to close by June 10, 2011, subject to customary closing conditions. The Investment will consist of the purchase of $50 million of convertible preferred shares convertible into common stock (“Common Stock”) of the Company at an initial conversion price of $8.80 per share, subject to customary anti-dilution adjustments and a full-ratchet adjustment in the event of future issuances of equity securities below the conversion price. The conversion price is also subject to upwards or downwards adjustments (up to a maximum of $15.00 per share) based on the Company’s reported cumulative net income in the years between 2011 and 2014. The calculation of the adjustments based on the Company’s reported cumulative net income is subject to certain further adjustments in the event of future issuances of equity securities by the Company not approved by the holders of the preferred shares. MSPE Asia also has the right to acquire from the Company’s principal stockholder additional Common Stock in the event that the Company fails to meet certain net income targets and undertakes certain dilutive corporate actions.

Holders of the preferred shares will receive paid-in-kind dividends at an annual rate of between 3% and 7% (dependent on the future trading price of the Common Stock) and participate in Common Stock dividends on an as-converted basis. The convertible preferred shares will automatically convert into Common Stock in five years. Please refer to the Company’s Form 8-K filed with the Securities and Exchange Commission for the complete terms of the Investment.

About Yongye International

Yongye International is a leading agricultural nutrient company headquartered in Beijing, with its production facilities located in Hohhot, Inner Mongolia, China. Yongye produces and markets two lines of organic nutrient products: a liquid nutrient product which is sprayed on plants and a powder nutrient product which is added to animal feed. Both products are sold under the brand name "Shengmingsu," which means "life essential" in Chinese. The Company's patented technologies and formulas allow it to create products that increase crop yields and improve the health of livestock. The Company sells its products primarily to provincial or regional level distributors, who then channel those products to a carefully selected network of over 26,000 independently owned, Yongye branded stores or directly to rural farmers and government farms in China. For more information, please visit the Company's website at http://www.yongyeintl.com.

About Morgan Stanley Private Equity Asia

Morgan Stanley Private Equity Asia (“MSPE Asia”) is one of the leading private equity investors in Asia Pacific, having invested in the region for over 18 years. The team has invested approximately US$1.8 billion in Asia, primarily in highly structured minority investments and control buyouts in profitable, growth-oriented companies. MSPE Asia has an experienced investment team led by senior professionals with extensive networks, in-depth market knowledge and the ability to apply international investment principals within each local context. MSPE Asia has offices located in Hong Kong, Shanghai, Mumbai, Seoul, Tokyo and New York.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.
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